SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
January 8, 2024
BREAD FINANCIAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15749	31-1429215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3095 LOYALTY CIRCLE
COLUMBUS, Ohio 43219
(Address and Zip Code of Principal Executive Offices)
(614) 729-4000
(Registrant’s Telephone Number, including Area Code)
NOT APPLICABLE
(Former name or former address, if changed since last report)☐
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BFH	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On January 8, 2024 Bread Financial Holdings, Inc. (the “Company”) and certain subsidiary guarantors named therein (the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), under which the Company agreed to sell $300 million aggregate principal amount of additional 9.750% senior notes due 2029 (the “Additional Notes”), in a private offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The size of the offering reflects an increase of $100 million in aggregate principal amount of Additional Notes from the previously announced offering size of $200 million. The Additional Notes will mature on March 15, 2029 and will be issued at 101% of the principal amount thereof for net proceeds of approximately $300 million, after deducting the Initial Purchasers’ discount but before the Company’s estimated offering expenses. The closing of the issuance of the Additional Notes is expected to occur on January 19, 2024, subject to customary closing conditions. The Company intends to use the net proceeds from the offering of Additional Notes announced today, together with cash on hand, to (i) fund the redemption of $400 million aggregate principal amount of the Company’s outstanding 7.000% Senior Notes due 2026 (the “2026 Notes”) and (ii) pay related fees, premiums and expenses. The Purchase Agreement contains customary representations, warranties and agreements of the Company and the Guarantors and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”).

Item 2.04 Triggering Event That Accelerates or Increases a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On January 8, 2024, Bread Financial Holdings, Inc. (the “Company”) issued a conditional notice of redemption to redeem $400 million aggregate principal amount of its outstanding 2026 Notes. The redemption is expected to occur on January 23, 2024 (the “Redemption Date”), subject to satisfaction or waiver by the Company of the Condition (as defined below). The 2026 Notes were issued under an indenture dated as of September 22, 2020, by and among the Company, the guarantors party thereto and U.S. Bank Trust Company, National Association (as successor to MUFG Union Bank, N.A.) as trustee (the “Indenture”). The 2026 Notes will be redeemed pursuant to Article 3 of the Indenture if the Condition is satisfied or waived. The 2026 Notes will be redeemed at a redemption price of 101.750% of the principal amount of 2026 Notes being redeemed, plus accrued and unpaid interest to, but not including, the Redemption Date.

The partial redemption of the 2026 Notes is conditioned upon the completion by the Company of one or more debt financings in an aggregate principal amount of at least $300 million (the “Condition”), which the Company expects to satisfy upon closing of the offering of Additional Notes. Any such financings are subject to market and other conditions. There can be no guarantee that the Condition will be satisfied.

Item 8.01 Other Events.

On January 8, 2024, the Company issued press releases (the “Releases”) pursuant to Rule 135c under the Securities Act relating to the launch, pricing and upsize of the Additional Notes. In accordance with Rule 135c(d) under the Securities Act, copies of the Releases are attached hereto as Exhibits 99.1 and 99.2 to this Report.

The foregoing is qualified by reference to the Releases that are attached as Exhibits 99.1 and 99.2 to this Report, which are incorporated herein by reference.

This Report, the Purchase Agreement attached hereto as Exhibit 10.1 and the Releases attached hereto as Exhibits 99.1 and 99.2 do not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful and neither this Report nor the Releases constitute a notice of redemption for the 2026 Notes. The Notes will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Document Description

10.1	Purchase Agreement, date January 8, 2024, by and among the Company, the Guarantors and the Initial Purchasers.

99.1	Press release announcing the notes offering, dated January 8, 2024.

99.2	Press release announcing the pricing and upsize of the notes offering and the conditional redemption of the 2024 Notes, dated January 8, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bread Financial Holdings, Inc.

Date: January 8, 2024	By:	/s/ Joseph L. Motes III
Joseph L. Motes III Executive Vice President, Chief Administrative Officer, General Counsel and Secretary